                     Exhibit C

NEES Energy, Inc.
Consolidated Statement of Cash Flows
(Thousands of Dollars)
For the Periods Ended March 31, 2000
(Unaudited, Subject to Adjustment)

                    Twelve
               QuarterMonths
               -------------

Operating activities:
     Net income (loss)     $   (165)     $ (8,250)

     Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

          Depreciation and amortization     2,650     10,802
          (Increase) decrease in deferred taxes     0     5
          (Increase) decrease in accounts receivable and
               unbilled revenue     (18,119)     (32,648)
          (Increase) decrease in inventory     6,367     (527)
          (Increase) decrease in other current assets     3,466     3,931
          Increase (decrease) in accounts payable     (333)     (310)
          Increase (decrease) in other current liabilities     (13,995)
(6,721)
          Other, net     4,116     1,493
                    --------     --------
Net cash provided by (used in) operating activities     $(16,013)
$(32,225)
                    --------     --------


Investing activities:
     Fixed asset expenditures     $  (987)     $ (3,935)
     Acquisition of Hub-Langie assets       -       (777)
     Acquisition of Texas-Ohio assets       -       (14,005)
     Acquisition of Ewing Oil       -       (6,148)
                    -------     --------
Net cash used in investing activities     $  (987)     $(24,865)
                    -------     --------

Financing activities:
     Change in subordinated notes payable to parent     $ 9,130     $ 56,160
     Change in other paid-in capital     0     (150)
     Increase (decrease) in long-term debt     (79)     (291)
                    -------     --------
     Net cash provided by (used in) financing activities     $ 9,051     $
55,719
                    -------     --------

Net increase (decrease) in cash and cash equivalents     $(7,949)     $
(1,371)

Cash and cash equivalents at beginning of period     13,477     6,899

Cost included with asset held for sale     (5,499)     (5,499)
                    ------     -------

Cash and cash equivalents at end of period     $    29     $    29
                    =======     =======

